CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,380,000	$306.54

Pricing supplement no. 2077

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 29-I dated August 31, 2012 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated January 17, 2014 Rule 424(b)(2)

$2,380,000

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF due January 23, 2017

General

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The Notes are designed for investors who seek a Contingent Interest Payment with respect to each Observation Date for which the closing level of each of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF is greater than or equal to 65% of its Initial Level, which we refer to as a Coupon Barrier Level. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the Notes should be willing to accept the risk of losing some or all of their principal if a Knock-In Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Observation Dates. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.

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The Notes may be redeemed early, in whole but not in part, at our option on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date). The first Contingent Interest Payment Date, and therefore the earliest date on which the Notes may be redeemed early, is April 23, 2014.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing January 23, 2017†
—	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof
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The terms of the Notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 29-I, supersede the terms set forth in product supplement no. 29-I. In particular, the Notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” below and will not be subject to an automatic call.

Key Terms

Underlyings:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E) (the “Index”) and the Vanguard FTSE Emerging Markets ETF (Bloomberg ticker: VWO) and the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (each, a “Fund” and collectively, the “Funds”) (each of the Index and the Funds, an “Underlying” and collectively, the “Underlyings”)
Contingent Interest Payments:

If the Notes have not been previously redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to $21.25 (equivalent to an interest rate of 8.50% per annum, payable at a rate of 2.125% per quarter).

If the closing level of any Underlying on any Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.

Coupon Barrier Level / Knock-In Level:	With respect to each Underlying, an amount that represents 65% of its Initial Level, which is 2,050.165 for the EURO STOXX 50® Index, $25.636 initially for the Vanguard FTSE Emerging Markets ETF and $25.8635 initially for the iShares® MSCI Emerging Markets ETF (in the case of a Fund, subject to adjustments)
Contingent Interest Rate:	8.50% per annum, payable at a rate of 2.125% per quarter, if applicable
Early Redemption:	We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date) at a price for each $1,000 principal amount Note equal to $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your Notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Contingent Interest Payment Dates on which the Notes are redeemed early.
Payment at Maturity:

If the Notes have not been redeemed early and a Knock-In Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Valuation Date.

If the Notes have not been redeemed early and a Knock-In Event has occurred, at maturity you will lose 1% of the principal amount of your Notes for every 1% that the Final Level of the Least Performing Underlying is less than its Initial Level. Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

Knock-In Event:	A Knock-In Event occurs if the Final Level (i.e., the closing level on the Valuation Date) of any Underlying is less than its Knock-In Level.
Pricing Date:	January 17, 2014
Original Issue Date (Settlement Date):	On or about January 23, 2014
Observation Dates†:	April 15, 2014, July 16, 2014, October 16, 2014, January 15, 2015, April 16, 2015, July 16, 2015, October 16, 2015, January 15, 2016, April 18, 2016, July 18, 2016, October 17, 2016 and January 18, 2017 (the “Valuation Date”)
Contingent Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Contingent Interest Payment Dates will be April 23, 2014, July 23, 2014, October 23, 2014, January 23, 2015, April 23, 2015, July 23, 2015, October 23, 2015, January 25, 2016, April 25, 2016, July 25, 2016, October 24, 2016 and the Maturity Date
Maturity Date†:	January 23, 2017

CUSIP:	48126NX77
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Contingent Coupon Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$17.50	$982.50
Total	$2,380,000	$41,650	$2,338,350
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $17.50 per $1,000 principal amount Note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

The estimated value of the Notes as determined by JPMS, when the terms of the Notes were set, was $964.90 per $1,000 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 17, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 29-I dated August 31, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Final Level – Initial Level) Initial Level
Initial Level:	With respect to the Index, the closing level of the Index on the Pricing Date, which was 3,154.10. With respect to each Fund, the closing level of that Fund on the Pricing Date, which was $39.44 for the Vanguard FTSE Emerging Markets ETF and $39.79 for the iShares® MSCI Emerging Markets ETF, in each case, divided by the applicable Share Adjustment Factor
Final Level:	With respect to each Underlying, the closing level of that Underlying on the Valuation Date
Share Adjustment Factor:	With respect to each Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I.
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in product supplement no. 29-I, the Notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” in this pricing supplement and will not be subject to an automatic call.

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Interest Barrier	Coupon Barrier Level
Trigger Level	Knock-In Level
Trigger Event	Knock-In Event
Initial Index Level / Initial Share Price	Initial Level
Ending Index Level / Final Share Price	Final Level
Index closing level / closing price	closing level
Review Date	Observation Date
Final Review Date	Valuation Date
Interest Payment Date	Contingent Interest Payment Date

For the avoidance of doubt, Observation Dates are subject to postponement under “Description of Notes — Postponement of a Review Date” in the accompanying product supplement.

Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The Notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Observation Date of $21.25 per $1,000 principal amount Note (equivalent to an interest rate of 8.50% per annum, payable at a rate of 2.125% per quarter). If the Notes have not been redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive a Contingent Interest Payment on the applicable Contingent Interest Payment Date. If the closing level of any Underlying on any Observation Date is less than its Coupon Barrier Level, no

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-1

Contingent Interest Payment will be made with respect to that Observation Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Interest Payment Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date). If the Notes are redeemed early, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment for each $1,000 principal amount Note on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the Notes have not been redeemed early, we will pay you your principal back at maturity only if a Knock-In Event has not occurred. However, if the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the Notes is linked to the Least Performing Underlying, which will be any of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF or the iShares® MSCI Emerging Markets ETF.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

The Vanguard FTSE Emerging Markets ETF is an exchange-traded fund managed by The Vanguard Group, Inc. (“Vanguard”), the investment adviser to the Vanguard FTSE Emerging Markets ETF. The Vanguard FTSE Emerging Markets ETF seeks to track the performance of a benchmark index, which we refer to as the Underlying Index with respect to the Vanguard FTSE Emerging Markets ETF, that measures the investment return of stocks issued by companies located in emerging market countries. The Underlying Index is currently the FTSE Emerging Index; however, prior to January 2013, the MSCI Emerging Markets Index was the Underlying Index. The FTSE Emerging Index includes common stocks of companies located in emerging markets around the world. For additional information about the Vanguard FTSE Emerging Markets ETF, see the information set forth under “The Vanguard FTSE Emerging Markets ETF” in Appendix A.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name. For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I, although for purposes of this offering, references therein to an automatic call should be read to refer to an early redemption. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-2

Non-U.S. Holders — Tax Considerations

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

Non-U.S. Holders should also note that recently proposed Treasury regulations, if finalized in their current form, could impose withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Notes. As proposed, these rules are sweeping in scope and could apply even if the payments on the relevant equity-linked financial instrument are determined without reference to dividends on the underlying equities. If applicable, withholding would apply with respect to amounts treated as attributable to dividends on underlying U.S. equities paid after December 31, 2015 if you acquired the security in question on or after March 5, 2014. Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015.

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in one or more of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Level of the Least Performing Underlying is less than its Initial Level. Accordingly, under these circumstances, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the Notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Underlying. If the Notes have not been redeemed early, we will make a Contingent Interest Payment with respect to an Observation Date only if the closing level of each Underlying on that Observation Date is greater than or equal to its Coupon Barrier Level. If the closing level of any Underlying on that Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Observation Date will not be accrued and subsequently paid. Accordingly, if the closing level of any Underlying on each Observation Date is less than its Coupon Barrier Level, you will not receive any interest payments over the term of the Notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the Notes are redeemed early, the amount of Contingent Interest Payments made on the Notes may be less than the amount of Contingent Interest Payments that might have been payable if the Notes were held to maturity, and, for each $1,000 principal amount Note, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.

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REINVESTMENT RISK — If your Notes are redeemed early, the term of the Notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Contingent Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are redeemed early prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — The appreciation potential of the Notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the Notes, regardless of any appreciation in the value of any Underlying, which may be significant. You will not participate in any appreciation in the value of any Underlying. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in any Underlying during the term of the Notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-3

the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been redeemed early, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to any of the Underlyings. The performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Interest Payment on any Contingent Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

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THE BENEFIT PROVIDED BY THE KNOCK-IN LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Level of any Underlying is less than its Knock-In Level (i.e., a Knock-In Event occurs) and the Notes have not been redeemed early, the benefit provided by the Knock-In Level will terminate and you will be fully exposed to any depreciation in the Least Performing Underlying. The Final Level of each Underlying will be determined based on the applicable closing level on a single day near the end of the term of the Notes; the closing level of an Underlying at other times during the term of the Notes could be greater than or equal to its Knock-In Level. This difference could be particularly large if there is a significant decrease in the closing level of any or all of the Underlyings during the later portion of the term of the Notes or if there is significant volatility in the closing level of any or all of the Underlyings during the term of the Notes, especially on dates near the Valuation Date.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of any other Underlying. Accordingly, if the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Level of any other Underlying is greater than or equal to its Initial Level.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-4

be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

—

SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels of the Underlyings;
—	the time to maturity of the Notes;
—	whether the closing level of any Underlying has been, or is expected to be, less than its Coupon Barrier Level on any Observation Date and whether a Knock-In Event is expected to occur;
—	the optional early redemption feature and whether we are expected to redeem the Notes early, which is likely to limit the value of the Notes;
—	the dividend rates on the Funds and the equity securities included in or held by the Underlyings;
—	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
—

the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in or held by the Underlyings trade and the correlation among those rates and the levels of the Underlyings;

—	the occurrence of certain events to the Funds that may or may not require an adjustment to the applicable Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

—

NO DIVIDENDS OR VOTING RIGHTS — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Funds or the securities included in or held by the Underlyings would have.

—

VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level of that Underlying could be less than its Coupon Barrier Level on an Observation Date and/or that a Knock-In Event could occur. An Underlying’s volatility, however, can change significantly over the term of the Notes. The closing level of an Underlying could fall sharply on any day during the term of the Notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

—

THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of the Funds are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds and, consequently, the value of the Notes.

—

DIFFERENCES BETWEEN EACH FUND AND ITS UNDERLYING INDEX — Each Fund does not fully replicate its Underlying Index and may hold securities not included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities held by each Fund (such as mergers and spin-offs) may impact the variance between that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index.

—

NON-U.S. SECURITIES RISK — The equity securities included in or held by the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-5

associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

—

EMERGING MARKETS RISK — The equity securities held by the Funds have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

—

THE VANGUARD FTSE EMERGING MARKETS ETF RECENTLY COMPLETED A PROCESS OF TRANSITION TO TRACKING A NEW UNDERLYING INDEX — Prior to January 2013, the Vanguard FTSE Emerging Markets ETF tracked the MSCI Emerging Markets Index. In January 2013, Vanguard announced that the Vanguard FTSE Emerging Markets ETF would instead track the FTSE Emerging Index. The principal difference between the two indices is that the FTSE Emerging Index does not contain South Korean companies. Beginning January 10, 2013 the Vanguard FTSE Emerging Markets ETF ceased tracking the MSCI Emerging Markets Index and began temporarily tracking the FTSE Emerging Transition Index. The FTSE Emerging Transition Index was a “dynamic” index representing the components of the FTSE Emerging Index plus South Korean equity exposure. The FTSE Emerging Transition Index was designed to gradually reduce South Korean equity exposure by approximately 4% each week over a period of 25 weeks while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the FTSE Emerging Index.

On June 28, 2013, the Vanguard FTSE Emerging Markets ETF ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. As a result of this transition, the Vanguard FTSE Emerging Markets ETF will not benefit from any future appreciation in the South Korean equity markets. In addition, the historical performance of the Vanguard FTSE Emerging Markets ETF prior to June 28, 2013 reflected the contribution of the South Korean equity markets. Investors in the Notes should bear this difference in mind when evaluating the historical data. See “Historical Information” below.

—

THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Funds are converted into U.S. dollars for purposes of calculating the net asset value of the Funds, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Funds trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Funds denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Funds will be adversely affected and any payment on the Notes may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
—	political, civil or military unrest in the countries issuing those currencies and the United States; and
—	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

—

NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES RELATED TO THE EURO STOXX 50® INDEX — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.

—

LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

—

THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-6

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Underlying?

If the Notes have not been previously redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to $21.25 (equivalent to an interest rate of 8.50% per annum, payable at a rate of 2.125% per quarter). If the closing level of any Underlying on any Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. We refer to the Contingent Interest Payment Date immediately following any Observation Date on which the closing level of any Underlying is less than its Coupon Barrier Level as a “No-Coupon Date.” The following table reflects the Contingent Interest Rate of 8.50% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount Note over the term of the Notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$255.00
1 No-Coupon Date	$233.75
2 No-Coupon Dates	$212.50
3 No-Coupon Dates	$191.25
4 No-Coupon Dates	$170.00
5 No-Coupon Dates	$148.75
6 No-Coupon Dates	$127.50
7 No-Coupon Dates	$106.25
8 No-Coupon Dates	$85.00
9 No-Coupon Dates	$63.75
10 No-Coupon Dates	$42.50
11 No-Coupon Dates	$21.25
12 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payment at maturity on the Notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Least Performing Underlying is the Vanguard FTSE Emerging Markets ETF and that the Notes have not been redeemed early. We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of any Underlying will be on any Observation Date. In addition, the following table and examples assume an Initial Level for the Least Performing Underlying of $40 and a Coupon Barrier Level and a Knock-In Level for the Least Performing Underlying of $26 (equal to 65% of the hypothetical Initial Level) and reflect the Contingent Interest Rate of 8.50% per annum (payable at a rate of 2.125% per quarter). Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-7

Final Level of the Least Performing Underlying	Least Performing Underlying Return	Payment at Maturity If a Knock-In Event Has Not Occurred (1)(2)	Payment at Maturity If a Knock-In Event Has Occurred (2)
$72.000	80.00%	$1,021.25	N/A
$68.000	70.00%	$1,021.25	N/A
$64.000	60.00%	$1,021.25	N/A
$60.000	50.00%	$1,021.25	N/A
$56.000	40.00%	$1,021.25	N/A
$52.000	30.00%	$1,021.25	N/A
$48.000	20.00%	$1,021.25	N/A
$46.000	15.00%	$1,021.25	N/A
$44.000	10.00%	$1,021.25	N/A
$42.000	5.00%	$1,021.25	N/A
$40.000	0.00%	$1,021.25	N/A
$38.000	-5.00%	$1,021.25	N/A
$36.000	-10.00%	$1,021.25	N/A
$32.000	-20.00%	$1,021.25	N/A
$28.000	-30.00%	$1,021.25	N/A
$26.000	-35.00%	$1,021.25	N/A
$25.996	-35.01%	N/A	$649.90
$24.000	-40.00%	N/A	$600.00
$20.000	-50.00%	N/A	$500.00
$16.000	-60.00%	N/A	$400.00
$12.000	-70.00%	N/A	$300.00
$8.000	-80.00%	N/A	$200.00
$4.000	-90.00%	N/A	$100.00
$0.000	-100.00%	N/A	$0.00

(1)	You will receive a Contingent Interest Payment at maturity if the closing level of each Underlying on the Valuation Date is greater than or equal to its Coupon Barrier Level.

(2)	A Knock-In Event occurs if the Final Level (i.e., the closing level on the Valuation Date) of any Underlying is less than its Knock-In Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the Notes in different hypothetical scenarios are calculated.

Example 1: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing level of the Least Performing Underlying increases from the Initial Level of $40 to a Final Level of $48 — A Knock-In Event has not occurred. The investor receives a payment of $21.25 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date. Because the Notes have not been redeemed early, a Knock-In Event has not occurred and the Final Level of each Underlying is greater than its Coupon Barrier Level, the investor receives at maturity a payment of $1,021.25 per $1,000 principal amount Note. This payment consists of a Contingent Interest Payment of $21.25 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note. The total amount paid on the Notes over the term of the Notes is $1,255 per $1,000 principal amount Note. This represents the maximum total payment an investor may receive over the term of the Notes.

Example 2: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with four of the Observation Dates preceding the Valuation Date and the closing level of the Least Performing Underlying decreases from the Initial Level of $40 to a Final Level of $26 — A Knock-In Event has not occurred. The investor receives a payment of $21.25 per $1,000 principal amount Note in connection with four of the Observation Dates preceding the Valuation Date. Because the Notes have not been redeemed early, a Knock-In Event has not occurred and the Final Level of the Least Performing Underlying is equal to its Coupon Barrier Level, even though the Final Level of the Least Performing Underlying is less than its Initial Level, the investor receives at maturity a payment of $1,021.25 per $1,000 principal amount Note. This payment consists of a Contingent Interest Payment of $21.25 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note. The total amount paid on the Notes over the term of the Notes is $1,106.25 per $1,000 principal amount Note.

Example 3: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing level of the Least Performing Underlying decreases from the Initial Level of $40 to a Final Level of $16 — A Knock-In Event has occurred. The investor receives a payment of $21.25 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date. Because the Notes have not been redeemed early, a Knock-In Event has occurred and the Final Level of the Least Performing Underlying is less than its Coupon Barrier Level, the investor receives at maturity a payment of $400 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the Notes over the term of the Notes is $633.75 per $1,000 principal amount Note.

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-8

Example 4: The Notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date and the closing level of the Least Performing Underlying decreases from the Initial Level of $40 to a Final Level of $12 — A Knock-In Event has occurred. Because the Notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date, a Knock-In Event has occurred and the Final Level of the Least Performing Underlying is less than its Coupon Barrier Level, the investor receives no payments over the term of the Notes, other than a payment at maturity of $300 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-9

Historical Information

The following graphs show the historical weekly performance of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF from January 2, 2009 through January 17, 2014. The closing level of the EURO STOXX 50® Index on January 17, 2014 was 3,154.10. The closing level of the Vanguard FTSE Emerging Markets ETF on January 17, 2014 was $39.44. The closing level of the iShares® MSCI Emerging Markets ETF on January 17, 2014 was $39.79.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Underlying on any Observation Date, including the Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Funds will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Funds.

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-10

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Underlying?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the Notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

For purposes of the Notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 29-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-11

dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —

Contingent Coupon Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the Vanguard FTSE Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF

PS-12

APPENDIX A

The Vanguard FTSE Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the Vanguard FTSE Emerging Markets ETF (the “Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by Vanguard Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (“Vanguard”). The Fund is an investment portfolio of the Vanguard Trust. Vanguard is the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “VWO.”

The Vanguard Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by Vanguard pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-56846 and 811-02652, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Vanguard Trust, Vanguard and the Fund, please see the Fund’s prospectus. In addition, information about Vanguard and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Vanguard website at www.vanguard.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Fund seeks to track the performance of a benchmark index, which we refer to as the Underlying Index, that measures the investment return of stocks issued by companies located in emerging market countries. The Underlying Index is currently the FTSE Emerging Index; however, prior to January 2013, the MSCI Emerging Markets Index was the Underlying Index. The FTSE Emerging Index includes approximately 851 common stocks of companies located in emerging markets around the world.

Indexing Investment Approach

The Fund employs an indexing investment approach by investing substantially all (approximately 95%) of its assets in the common stocks included in the FTSE Emerging Index, while employing a form of sampling to reduce risk. The Fund is subject to index sampling risk, which is the chance that the securities selected for the Fund, in the aggregate, will not provide investment performance matching that of the Underlying Index.

To track the Underlying Index as closely as possible, the Fund attempts to remain fully invested in stocks. To help stay fully invested and to reduce transaction costs, the Fund may invest, to a limited extent, in derivatives, including stock futures. The Fund may also use derivatives, such as total return swaps, to obtain exposure to a stock, a basket of stocks or an index. The Fund will not use derivatives for speculation or for the purpose of leveraging (magnifying) investment returns. The Fund’s daily cash balance may be invested in one or more money-market funds sponsored by Vanguard. The Fund may temporarily depart from its normal investment policies and strategies when the advisor believes that doing so is in the Fund’s best interest, so long as the alternative is consistent with the Fund’s investment objective. The Fund may substitute a different for index for the index it currently tracks if the current index is discontinued, if the Fund’s agreement with the sponsor of its target index is terminated, or for any other reason determined in good faith by the Fund’s board of trustees. In any such instance, the substitute index would measure the same market segment as the current index.

Holdings Information

The following tables summarize the Fund’s top holdings representing 16.60% of total net assets in individual companies as of December 31, 2013.

Top holdings in individual securities as of December 31, 2013

Company	Percentage of Total Holdings
Taiwan Semiconductor Manufacturing Co Ltd.	2.6%
Tencent Holdings Ltd.	1.8%
Petroleo Brasileiro SA	1.8%
China Construction Bank Corp.	1.7%
China Mobile Ltd.	1.7%

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Company	Percentage of Total Holdings
Industrial & Commercial Bank of China Ltd.	1.5%
Gazprom OAO	1.5%
Vale SA	1.5%
Naspers Ltd.	1.3%
MTN Group Ltd.	1.2%

The information above was compiled from the Vanguard website, without independent verification. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The FTSE Emerging Index

The FTSE Emerging Index is a stock index calculated, published and disseminated FTSE International Limited (“FTSE”). FTSE Emerging Markets indices are part of the FTSE Global Equity Index Series (GEIS). The FTSE Global Equity Index Series (each index included in the GEIS, an “Index”) draws from a universe of over 7,400 securities in 47 different countries. It attempts to represent every equity and sector relevant to international investors’ needs and has a modular structure. The universe is divided into Developed, Advanced Emerging and Secondary Emerging segments, with indexes calculated at regional, national and sector level. The FTSE Emerging Index is the aggregate of the Advanced and Secondary Emerging markets.

Country Selection Criteria

The following criteria must be met before a country can be included:

—	Permission for direct equity investment by non-nationals

—	Availability of accurate and timely data

—	Non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends

—	The demonstration of significant international investor interest in the local equity market

—	Existence of adequate liquidity in the market

A country’s classification as Developed, Advanced Emerging or Secondary Emerging is largely dependent on the following factors:

—	Wealth (Gross National Income per capita)

—	Total stock market capitalization

—	Breadth and depth of market

—	Any restrictions on foreign investment

—	Free flow of foreign exchange

—	Reliable and transparent price discovery

—	Efficient market infrastructure (trading, reporting and settlement systems, derivatives market etc.)

—	Oversight by independent regulator

The FTSE Regional Committees will review the classification of countries between Developed, Advanced Emerging and Secondary Emerging on a regular basis. The FTSE Policy Group will publish a watch list of countries being monitored for promotion or demotion and will normally give at least six months notice before changing the classification of any country.

New countries, which in the view of the FTSE Policy Group and FTSE Regional Committees comply with these rules, may be added at any time after a prior announcement. Once a country has met the criteria, it will be eligible for inclusion in the FTSE Global Equity Index Series. However, for the country index to be constructed and included in the FTSE Global Equity Index Series, it must have a minimum of 3 companies which pass all the eligibility criteria. An existing country index will remain in the FTSE Global Equity Index Series while any eligible constituents representing the country remain within the index. On the deletion of the last eligible constituent, the country will continue to be eligible, but the country index will be immediately removed from the FTSE Global Equity Index Series and will only be reconsidered for inclusion if it meets the minimum requirement of 3 eligible companies.

Determining Nationality

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A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will refer the company to the FTSE Nationality Committee who will decide the appropriate nationality for the company. The FTSE Nationality Committee will base its decision according to its assessment of various factors including, but not necessarily limited to, the following:

—	The investor protection regulations present in the country of incorporation;

—	The country in which the company is domiciled for tax purposes;

—	The location of its factors of production;

—	The location of its headquarters;

—	The location of company meetings;

—	The composition of its shareholder base;

—	The membership of its board of directors;

—	The currency denomination of the company’s shares;

—	The perception of investors.

If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If the company fails FTSE’s liquidity test in the country of incorporation, the FTSE Nationality Committee may assign the company to the country which exhibits the greatest liquidity. However, save for certain exceptions, a company incorporated in a country other than a developed country (as classified in the FTSE Global Equity Index Series) may not be assigned to a developed country. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognised as having a low taxation status that has been approved by the FTSE Nationality Committee. For companies incorporated in approved low taxation countries, the FTSE Nationality Committee will normally assign the company to the developed country with the greatest liquidity. The country allocation of any FTSE index constituents may be reassessed at any time at the FTSE Nationality Committee’s discretion.

Eligible Securities

Most equities are eligible for the Index. Ineligible securities include those whose business is that of holding equity and other investments, those of Limited Liability Partnerships and Limited Liability Companies, and where a unit comprises equity and non-equity, convertible preference shares and loan stocks until converted, and where a company does not list all its shares in an eligible class, or does not list an entire class, such unlisted shares (but they may be included in the Review Universe for the purpose of ranking companies by their full market capitalization).

Algorithm and Calculation Method

The FTSE Global Equity Index Series use actual closing mid-market or last trade prices, where available, for securities with local bourse quotations. Reuters real time exchange rates are used in the index calculations which are disseminated in real-time. Exchange rates used in the End of Day calculations are WM/Reuters Closing Spot Rates™, collected at 16:00 hrs London time.

For the purposes of computing the FTSE Global Equity Index Series, the number of outstanding shares for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of outstanding shares for each constituent security is amended only when the total outstanding shares held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. If a corporate action is applied to an index constituent which involves a change in the number of outstanding shares, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of outstanding shares add up to 10% or more, or when an accumulated share change represents USD 2 billion of a company’s total market capitalization, they are implemented between quarters. WM/Reuters Spot Rates will be used to convert the market capitalization into USD. The USD 2 billion threshold may be adjusted annually in December, by the FTSE Policy Group. If an adjustment is made, it will be applied for the first time at the next review in March of the following year.

The FTSE Global Equity Index Series is calculated using the chained Paasche methodology. The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between:

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—	the index’s market capitalization as at the close of that day and

—	the market capitalization at the start of that day

‘Start of the day’ is defined as the previous day’s close adjusted for capital changes, investability weight changes, additions and deletions.

Adjustments are applied whenever capital changes take place, so that the performance of the FTSE Global Equity Index Series reflects the experience of investors. Eligible companies may be subject to adjustment for free float and multiple lines.

Free Float and Multiple Lines Adjustments

Free Float: The FTSE Global Equity Index Series are adjusted for free float and foreign ownership limits. Free float restrictions include:

—	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).

—	Shares held by Sovereign Wealth Funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

—	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.

—	Shares held within employee share plans.

—	Shares held by public companies or by non-listed subsidiaries of public companies.

—

Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

—	All shares where the holder is subject to a lock-in clause (for the duration of that clause)*.

—	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.

—	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

* Free Float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lockin expiry date and the index review date.

Holdings that are not considered as restricted free float include portfolio holdings, nominee holdings, holdings by investment companies and ETFs. If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be considered a free float restriction.

Free float restrictions will be calculated using available published information. For Equity Shares of companies which have been admitted to the Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the Index.

The FTSE Global Equity Index Series will be periodically reviewed for changes in free float.

Market Lines:

Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that:

—

The secondary line’s full market capitalization (i.e. before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal line and the secondary line is eligible in its own right in all respects. Should the full market capitalization of a secondary line that is already a constituent of the FTSE All-World Index or the FTSE Global Small Cap Index fall below 20% of the full market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the FTSE All-World Index or the FTSE Global Small Cap Index unless its full market capitalization remains above the qualification level for continued inclusion as a constituent in the relevant regional index at that review.

—

All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity

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Each security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

—

A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series.

—

An existing constituent which does not turnover at least 0.04% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed.

—

New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing, unless added under fast entry rule provisions.

—

In the event that the a company fails the liquidly test based on its underlying shares, the Depositary Receipt (DR) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional timezone to where the underlying shares are listed. Where a company has both DR and underlying shares listed, both lines will be tested separately for liquidity. The underlying share will be included as long as it passes the liquidity test in its own right. The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time-zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e. the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

—

At the sole discretion of a FTSE Regional Committee, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in the Committee’s opinion, the index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole of a region and may not be applied to individual securities or countries.

Periodic Review of Index Constituents

In order to determine which companies are included in the index, first the 100% regional universe is defined, and companies are valued by full market capitalization. Companies are then ranked by full market capitalization in descending order, and the top 98% of the regional universe is selected as the Index Universe. Investability weights are assigned to all companies in accordance with the free float rules, the multiple lines rule is applied, all secondary lines which fail are eliminated, and the liquidity rule is applied to all remaining eligible lines of stock. From there, each company is evaluated for inclusion in the Index:

For companies not currently in the FTSE All-World Index Series or the FTSE Global Small Cap Index Series:

—

Companies at or above 68% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage for the respective region by investable market capitalization, will be included in the Large Cap Index for the region under review.

—

Companies ranked below 68%, but within the top 86% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization, will be included in the Mid Cap Index for the region under review.

—

Companies ranked below the top 86%, but within the top 98% of the Index Universe by full market capitalization or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization will be included in the Small Cap Index for the region under review.

For existing FTSE All-World Index Series or the FTSE Global Small Cap Index Series constituents:

—	Existing Large Cap constituents will remain in the Large Cap Index if they fall within the top 72% of the ranking described above. If they are ranked between 72% and 92% of the Index Universe

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they will move to the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

—

Existing Mid Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 92% of the Index Universe they will remain in the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

—

Existing Small Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 86% of the Index Universe by full market capitalization and have a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization they will move to the Mid Cap. If they are ranked below 86% of the Index Universe or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, but within the top 101% of the Index Universe, they will remain in the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the index.

Inclusion and exclusion percentage levels by investable market capitalization for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the index are shown below. These percentages are based from the respective regional Small Cap Index. Companies will be tested as a whole by taking the aggregate of each eligible line.

Region	For Inclusion (New Stocks)	For Inclusion (Current Stocks)
Developed Europe North America	0.02%	0.005%
Asia Pacific ex Japan Japan	0.05%	0.01%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%

Fast Exit Rule

Existing constituents of all regions not undergoing a full review will be tested on a quarterly basis to identify any constituent meeting either of the following:

—

The constituent has fallen below 101% of the Index Universe by full market capitalization for two consecutive quarters. This level is set at the time of the last review of the relevant region and is index adjusted using data as at February 11, May 11, August 11 or November 11, as appropriate, to reflect the change in performance of the regional index since its previous review. The previous trading day’s data will be taken if any of the dates above are on a non trading day.

—

The constituent is valued at less than the relevant exclusion percentage levels for the respective Small Cap Index by investable market capitalization for two consecutive quarters. This is assessed using data as at February 11, May 11, August 11 or November 11. The previous trading day data will be taken if any of the dates above are on a non trading day.

Constituents whose market capitalization falls below either of the parameters will be considered to be ineligible and will be removed from the index. The deletion will be applied on the next trading day following the third Friday in March, June, September and December.

Changes to Constituent Companies

Under certain circumstances, companies can be added to the list of constituent stocks outside of a review when meeting certain market capitalization thresholds. Stocks can be deleted from the list of constituents if their market capitalization or weight falls below certain levels, there exists evidence of a change in circumstance regarding investability, or the constituent stock becomes delisted or becomes bankrupt,

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insolvent or is liquidated. Constituents can also be deleted under certain circumstances involving delisting, suspension, or relisting.

If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent in its own or another country, then the existing constituent is deleted on the effective date of the acquisition. The enlarged company remains a constituent of the same benchmarks within the FTSE Global Equity Index Series as the acquired company.

Mergers between a constituent and non-constituent:

—

Within one country: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in the same country, then the purchasing company is added to the same benchmarks within the FTSE Global Equity Index Series as the acquired company on the effective date of the acquisition, if eligible in all other respects. The existing constituent is deleted on the same date.

—

Cross border: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in another country, the acquiring company will be included in its own country index on the effective date of acquisition, providing it is eligible in all other respects. The existing constituent will be deleted on the same date.

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